Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-185463, No. 333-185466, No. 333-190649, No. 333-183792, No. 333-183793, and No. 333-183794) and Form S-8 (No. 333-172776 and 333-190650) of Fibrocell Science Inc. of our report dated March 17, 2014, except for Note 3 as to which the date is June 2, 2014, relating to the consolidated financial statements, and  to our report dated March 17, 2014, except as to the effect of the material weakness, which is dated June 2, 2014, relating to the effectiveness of Fibrocell Science, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

/s/ BDO USA, LLP
Philadelphia, PA
June 2, 2014